ARTISOFT, INC. AND SUBSIDIARIES
             EXHIBIT 11. COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                    Three Months Ended      Six Months Ended
                                       December 31,           December 31,
                                   -----------------       ------------------
                                    1999       1998         1999        1998
                                   ------     ------       ------      ------

Net income (loss)                 $   111    $  (230)     $  (371)    $  (562)

Basic EPS-Weighted average
 common shares outstanding         14,933     14,686       14,956      14,711

Basic net income (loss) per
 share                            $   .01    $  (.02)     $  (.02)    $  (.04)

Effect of diluted securities:
 Stock options                      1,295         --(1)        --(1)       --(1)

 Diluted EPS-Weighted average
  shares outstanding               16,228     14,686       14,956      14,711

 Stock options not included in
  diluted EPS since anti-dilutive      --         86        1,115          46

 Diluted net income (loss)
  per share                       $   .01    $  (.02)     $  (.02)    $  (.04)

Notes:

(1) Common share equivalents are anti-dilutive for the three and six-month periods ended December 31, 1998 and the six month period ended December 31, 1999, therefore, basic and diluted net loss per share are the same.